Exhibit 99.1

                    Diagnostic Products Corporation
      Announces Record Fourth Quarter and Full Year 2003 Results

    LOS ANGELES--(BUSINESS WIRE)--Feb. 13, 2004--Diagnostic Products Corporation (NYSE:DP) today reported record fourth quarter sales of $104.8 million, an increase of 23% over $85.5 million a year ago. Net income increased 24% to $15.5 million, or $.52 per diluted share, from net income of $12.6 million, or $.42 per share, for the same quarter a year ago. The dollar weakened in the fourth quarter of 2003, which had a positive impact on sales of 10%.
    Sales for the year ended December 31, 2003, were $381.4 million, an 18% increase over the $324.1 million recorded in 2002. Net income for the year increased 31% to $61.8 million, or $2.08 per diluted share, from $47.3 million, or $1.60 per share, last year. The dollar weakened against most currencies in 2003, but strengthened against the Brazilian Real. The net effect was a positive impact on sales of 7%.
    Sales of IMMULITE products grew approximately 26% in the fourth quarter to $94.3 million, compared to $74.7 million in 2002. For the year, IMMULITE product line sales were $338.0 million, compared to $276.8 million in 2002, an increase of 22%. Sales of IMMULITE products constituted 90% of total sales in the fourth quarter and approximately 89% of total sales for the year. Sales of the mature RIA product line were $6.4 million for the quarter, down 6% from last year and $26.7 million for the year, down 11% from last year. Sales of other products were $4.2 million in the quarter, up slightly from $4.0 million last year and $16.7 million for the year, down from $17.5 million in 2002.
    The Company shipped a total of 265 IMMULITE instruments in the fourth quarter, including 176 IMMULITE 2000s. For the year, the Company shipped 880 IMMULITE instruments, including 553 IMMULITE 2000s. The total number of instruments shipped worldwide is now over 9,000. "We were particularly pleased with the number of IMMULITE
2000s shipped in the quarter and the level of IMMULITE 2000 reagent sales, which grew 39% to $51 million," said Michael Ziering, President and CEO of DPC.
    Founded in 1971, Diagnostic Products Corporation (DPC) is the global leader dedicated exclusively to immunodiagnostic testing. The Company's product menu includes over 400 tests to measure microorganisms, hormones, drugs and other medically important substances present at infinitesimal concentrations in body fluids and tissues. DPC also designs and manufactures automated laboratory instrumentation which provides fast, accurate results while reducing labor and reagent costs. DPC sells its products to hospitals, clinics and laboratories domestically and in over 100 international countries. Additional Company information can be found on the Company's web site at www.dpcweb.com.

    Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These factors include the effects of governmental or other actions relating to the Chinese subsidiary; the rate of customer demand for the Company's products; the Company's ability to successfully market new and existing products; its dependence on certain suppliers; its ability to keep abreast of technological innovations and to translate them into new products; competition; political and economic instability in certain foreign markets, including the movements in foreign currencies relative to the dollar; and other risks and uncertainties disclosed from time to time in the Company's SEC reports and filings.


Diagnostic Products Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited - In thousands except per share data)

                            Three Months Ended        Year Ended
                               December 31,          December 31,
                           --------------------- ---------------------
                             2003       2002       2003       2002
                           ---------- ---------- ---------- ----------
SALES:
 Non-Affiliated Customers    $95,539    $77,503   $351,455   $293,283
 Unconsolidated Affiliates     9,279      7,996     29,931     30,804
                           ---------- ---------- ---------- ----------
 TOTAL SALES                 104,818     85,499    381,386    324,087

COST OF SALES                 46,508     37,156    164,364    137,746
                           ---------- ---------- ---------- ----------
 GROSS PROFIT                 58,310     48,343    217,022    186,341
                           ---------- ---------- ---------- ----------

OPERATING EXPENSES:
Selling                       17,386     13,708     64,090     53,471
Research and Development      10,591      9,462     40,677     36,817
General and Administrative     9,619      9,225     34,928     30,682
Sale of Product Line               -          -     (4,218)         -
Equity in Income of
 Affiliates                   (1,863)    (1,407)    (6,064)    (3,841)
                           ---------- ---------- ---------- ----------
TOTAL OPERATING EXPENSES      35,733     30,988    129,413    117,129
                           ---------- ---------- ---------- ----------

  TOTAL OPERATING INCOME      22,577     17,355     87,609     69,212

Interest/Other Income
 (Expense)-Net                   391        702        827     (1,220)
                           ---------- ---------- ---------- ----------

INCOME BEFORE INCOME TAXES
 AND MINORITY INTEREST        22,968     18,057     88,436     67,992
PROVISION FOR INCOME TAXES     7,294      5,598     26,280     21,078
MINORITY INTEREST                173        (91)       361       (399)
                           ---------- ---------- ---------- ----------
NET INCOME                  $ 15,501   $ 12,550   $ 61,795   $ 47,313
                           ---------- ---------- ---------- ----------

EARNINGS PER SHARE:
  BASIC                        $0.54      $0.44      $2.15      $1.66
  DILUTED                      $0.52      $0.42      $2.08      $1.60
AVERAGE SHARES OUTSTANDING:
  BASIC                       28,850     28,583     28,731     28,487
  DILUTED                     29,804     29,700     29,679     29,628



    CONTACT: Diagnostic Products Corporation
             James L. Brill, 310-645-8200
             info@dpconline.com
             www.dpcweb.com